                                                              EXHIBIT 99.1

                          PACIFIC GULF PROPERTIES INC.

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

                                                                     PAGE
                                                                    ------
FINANCIAL STATEMENTS FILED AS PART OF THIS REPORT
     Report of Independent Auditors ...............................   F-2

     Consolidated Balance Sheets
         as of December 31, 1995 and 1994 .........................   F-3

     Consolidated and Combined Statements of Operations
         for the years ended December 31, 1995, 1994 and 1993 .....   F-4

     Consolidated and Combined Statements of Equity
         for the years ended December 31, 1995, 1994 and 1993 .....   F-5

     Consolidated and Combined Statements of Cash Flows
         for the years ended December 31, 1995, 1994 and 1993 .....   F-6

     Notes to Consolidated and Combined Financial Statements ......   F-7

SCHEDULE FILED AS PART OF THIS REPORT

     Schedule III - Real Estate and Accumulated Depreciation ......   F-20

                         Report of Independent Auditors

To the Board of Directors and Shareholders
Pacific Gulf Properties Inc.

         We have audited the accompanying consolidated balance sheets of Pacific Gulf Properties Inc. (the "Company") as of December 31, 1995 and 1994, and the related consolidated and combined statements of operations, equity, and cash flows of the Company and the multifamily and industrial operations acquired from Santa Anita Realty Enterprises, Inc. (the "Predecessor Multifamily and Industrial Operations") for the year ended December 31, 1995, for the periods February 18, 1994 through December 31, 1994 and January 1, 1994 through February 17, 1994, and for the year ended December 31, 1993. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and schedule are the responsibility of the Company's and Predecessor's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1995 and 1994, and the consolidated and combined results of operations and cash flows of the Company and the Predecessor Multifamily and Industrial Operations for the year ended December 31, 1995, for the periods February 18, 1994 through December 31, 1994 and January 1, 1994 through February 17, 1994, and for the year ended December 31, 1993, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP

Newport Beach, California
February 9, 1996

                          PACIFIC GULF PROPERTIES INC.


                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                DECEMBER 31,
                                                            --------------------
                                                              1995        1994
                                                            --------------------
ASSETS
Real estate assets (Notes 2 and 3)
     Land                                                   $ 75,011    $ 47,089
     Buildings                                               225,142     163,507
                                                            --------------------
                                                             300,153     210,596
     Accumulated depreciation                                (21,461)    (17,139)
                                                            --------------------
                                                             278,692     193,457

Cash and cash equivalents                                      2,847       3,515
Accounts receivable                                              959         701
Other assets                                                   6,093       4,846
                                                            --------------------

                                                            $288,591    $202,519
                                                            ====================
LIABILITIES AND SHAREHOLDERS' EQUITY

Loans payable (Notes 2 and 3)                               $149,847    $ 69,480
Accounts payable and accrued liabilities (Note 5)              5,644       4,784
Dividends payable                                              1,943       1,869
Convertible subordinated debentures (Note 4)                  55,659      55,526
                                                            --------------------
                                                             213,093     131,659

Minority interests in consolidated partnership (Note 6)        3,518           -

Commitments and contingencies (Note 7)

Shareholders' equity
     Preferred shares, $.01 par value; 5,000,000
         shares authorized; no shares outstanding                  -           -
     Common shares, $.01 par value; 25,000,000
         shares authorized; shares issued and outstanding
         4,856,937 (1995) and 4,792,919 (1994)                    49          48
     Excess shares, $.01 par value; 30,000,000
         shares authorized; no shares outstanding                  -           -
     Outstanding restricted stock (Note 5)                      (669)          -
     Additional paid-in capital                               77,979      76,990
     Distributions in excess of earnings                      (5,379)     (6,178)

                                                            --------------------
                                                              71,980      70,860
                                                            $288,591    $202,519
                                                            ====================

See accompanying notes.

                          PACIFIC GULF PROPERTIES INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)

                                                                                     PREDECESSOR
                                                                                   MULTIFAMILY AND
                                                          COMPANY               INDUSTRIAL OPERATIONS
                                               ----------------------------  ----------------------------
                                                               FEBRUARY 18    JANUARY 1
                                                YEAR ENDED       THROUGH      THROUGH        YEAR ENDED
                                               DECEMBER 31,    DECEMBER 31,  FEBRUARY 17,    DECEMBER 31,
                                                   1995            1994         1994            1993
                                               ----------------------------------------------------------
REVENUES
Rental income
     Multifamily properties                    $   24,898     $   16,783        $2,154        $ 15,150
     Industrial properties                         12,193          7,074           133           1,002
                                               -------------------------------------------------------
                                                   37,091         23,857         2,287          16,152
EXPENSES
Rental property expenses
     Multifamily properties                        10,215          7,524         1,311           7,261
     Industrial properties                          2,567          1,475            66             245
                                               -------------------------------------------------------
                                                   12,782          8,999         1,377           7,506
Depreciation and amortization                       6,538          3,473           407           2,719
Amortization of debenture discount and costs          552            464             -               -
Interest                                           13,057          6,726           815           5,943
General and administrative                          2,423          1,522           203           1,538
Minority interests (Note 6)                             -              -             -            (492)
Reduction in carrying value of Predecessor's
     properties (Note 9)                                -              -             -          10,974
                                               -------------------------------------------------------
                                                   35,352         21,184         2,802          28,188
                                               -------------------------------------------------------
INCOME (LOSS) BEFORE GAIN ON SALE
     OF PROPERTIES AND EXTRAORDINARY
     ITEM                                           1,739          2,673          (515)        (12,036)
Gain on sale of properties (Note 8)                 6,664              -             -               -
                                               -------------------------------------------------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM             8,403          2,673          (515)        (12,036)
Extraordinary item
     Loss from extinguishment of debt                   -          2,990             -               -
                                               -------------------------------------------------------
NET INCOME (LOSS)                              $    8,403     $     (317)       $ (515)       $(12,036)
                                               =======================================================

WEIGHTED AVERAGE COMMON SHARES                  4,830,723      4,273,337
                                               =========================

PER COMMON SHARE DATA (Note 1)
     Income before extraordinary item          $     1.74     $      .63
     Extraordinary item                                 -           (.70)
                                               -------------------------

     Net income (loss)                         $     1.74     $     (.07)
                                               =========================
DISTRIBUTIONS DECLARED PER COMMON
SHARE                                          $     1.57     $     1.35
                                               =========================


See accompanying notes.

                          PACIFIC GULF PROPERTIES INC.

                 CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY
                                 (in thousands)

EQUITY, December 31, 1992 (a)                                          $ 23,200
Net distributions                                                        (1,664)
Net loss                                                                (12,036)
Common shares issued                                                          1
                                                                       --------
EQUITY, December 31, 1993 (a)                                             9,501

Net distributions                                                          (626)
Net loss                                                                   (515)
                                                                       --------
EQUITY, February 18, 1994 (a)                                             8,360

Common shares issued (Note 9)                                            68,678
Distributions declared                                                   (5,861)
Net loss                                                                   (317)
                                                                       --------
EQUITY, December 31, 1994                                                70,860

Common shares issued                                                        988
Outstanding restricted stock (Note 5)                                      (669)
Distributions declared                                                   (7,602)
Net income                                                                8,403
                                                                       --------

EQUITY, December 31, 1995                                              $ 71,980
                                                                       ========


(a) Amounts presented prior to February 18, 1994 represent the combined equity of the Predecessor Multifamily and Industrial Operations.

See accompanying notes.

                          PACIFIC GULF PROPERTIES INC.

              CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                                              PREDECESSOR
                                                                                                            MULTIFAMILY AND
                                                                             COMPANY                     INDUSTRIAL OPERATIONS
                                                                  -------------------------------  --------------------------------
                                                                  Year Ended       February 18         January 1        Year Ended
                                                                  December 31,       through            through        December 31,
                                                                     1995       December 31, 1994  February 17, 1994       1993
                                                                  -----------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                                                 $   8,403         $   (317)           $(515)           $(12,036)
                                                                  ---------------------------------------------------------------
Adjustments to reconcile net earnings to net cash
   provided by operating activities
      Depreciation                                                    6,081            3,345              390               2,634
      Amortization                                                      457              128               17
      Amortization of debenture discount and costs                      552              464                -                   -
      Compensation recognized relating to restricted stock               83                -                -                   -
      Gain on sale of real estate properties                         (6,664)               -                -                   -
      Reduction in carrying value of Predecessor's properties             -                -                -              10,974
      Loss from extinguishment of debt                                    -            2,990                -                   -
      Minority interests                                                  -                -                -                (492)
      Net (increase) decrease in accounts receivable                   (258)               -                -                 255
      Net (increase) decrease in certain other assets                (2,295)          (1,762)             594                  59
      Net increase (decrease) in certain liabilities                    779           (1,130)            (254)               (172)
                                                                  ---------------------------------------------------------------
Net cash provided by operating activities                             7,138            3,718              232               1,307
                                                                  ---------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net additions to real estate assets                                (113,663)         (99,504)               -             (15,323)
Proceeds from sale of real estate properties                         29,183                -                -
                                                                  ---------------------------------------------------------------
Net cash used in investing activities                               (84,480)         (99,504)               -             (15,323)
                                                                  ---------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage notes payable                                112,070           15,189                -                   -
Proceeds from revolving line of credit                                4,300           39,147                -              10,275
Repayment of mortgage notes payable                                  (8,725)         (29,146)             (25)               (148)
Repayment of revolving line of credit                               (27,278)         (44,425)               -                   -
Net proceeds from issuance of convertible subordinated
   debentures                                                             -           55,420                -                   -
Increase in deferred debenture costs                                      -           (3,006)               -                   -
Issuance of common shares                                               317           68,678                -                   1
Net increase in liabilities associated with issuance of common
   shares and convertible debentures                                      -            4,425                -                   -
Payment of costs associated with extinguishment of debt                   -           (2,990)               -                   -
Distributions paid                                                   (7,528)          (3,992)               -                   -
Contributions from minority interest in combined partnerships             -                -                -               4,034
Minority interest contributions                                       3,518                -                -               1,300
Net distributions to Predecessor                                          -                -             (626)             (1,664)
                                                                  ---------------------------------------------------------------
Net cash provided by (used in) financing activities                  76,674           99,300             (651)             13,798
                                                                  ---------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                         (668)           3,514             (419)               (218)

CASH AND CASH EQUIVALENTS - beginning of period                       3,515                1              420                 638
                                                                  ---------------------------------------------------------------

CASH AND CASH EQUIVALENTS - end of period                         $   2,847         $  3,515            $   1            $    420
                                                                  ===============================================================

See accompanying notes.

                          PACIFIC GULF PROPERTIES INC.

             Notes to Consolidated and Combined Financial Statements

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Pacific Gulf Properties Inc. was incorporated in Maryland and operates as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. Pacific Gulf Properties Inc. commenced operations on February 18, 1994 upon the receipt of proceeds from its initial public offerings (Note 9).

Basis of Presentation

The consolidated and combined financial statements include the accounts of Pacific Gulf Properties Inc., and all subsidiaries and partnerships over which it has control (the "Company") in addition to the combined accounts of the assets and liabilities acquired from Santa Anita Realty Enterprises, Inc. ("Realty") on a combined historical cost basis (the "Predecessor Multifamily and Industrial Operations"). The combined financial statements for periods prior to February 18, 1994 are not intended to present the financial position, results of operations or cash flows of either the Company or Realty. All intercompany accounts and transactions have been eliminated in consolidation.

Real Estate Assets

The properties are carried at their historical cost which consists of land, buildings and related improvements. The properties acquired from Realty were recorded at Realty's historical cost basis. Depreciation is generally provided on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 15 to 40 years.

In 1995, the Company adopted Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires that long-lived assets used in operations be written down to fair value and impairment losses recognized when indicators of impairment are present and the assets' carrying amount is greater than the sum of the future undiscounted cash flows estimated to be generated by those assets. At December 31, 1995, no indicators of impairment exist. Accordingly, the properties are carried at cost less accumulated depreciation.

Expenditures which increase the service life of properties are capitalized; the cost of maintenance and repairs is charged to expense as incurred. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss reflected in operations.

Cash and Cash Equivalents

Certificates of deposit and short-term investments with remaining maturities of three months or less when acquired are considered cash equivalents.

                          PACIFIC GULF PROPERTIES INC.

Deferred Debenture Costs

Costs relating to the convertible subordinated debentures offering are included in other assets and amortized over the term of the debentures using a method which approximates the effective interest method.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk are primarily cash investments and accounts receivable. Cash is invested in investment-grade short-term instruments and the amount of credit exposure to any one commercial issuer is limited. Concentration of credit risk with respect to accounts receivable is limited due to the number of multifamily and industrial tenants.

Fair Value of Financial Instruments

The carrying amounts of the Company's short-term investments and loans payable approximate their fair values as of December 31, 1995.

The fair value as of December 31, 1995 of the Company's convertible subordinated debentures, based on the closing price of the debentures on the last trading day in 1995 on the American Stock Exchange, was $52,592,000.

Dividend Reinvestment Plan

In May 1995 the Company established a dividend reinvestment and stock purchase plan. For the year ended December 31, 1995, the Company issued 422 shares under the plan.

Rental Income

Rental income from residential leases is recognized when due from tenants. Apartment units are rented under lease agreements with terms of one year or less.

Rental income from industrial leases is recognized on a straight-line basis over the related lease term. As a result, deferred rent is created when rental income is recognized during free rent periods of a lease. The deferred rent is included in other assets, evaluated for collectibility and amortized over the lease term.

                          PACIFIC GULF PROPERTIES INC.

Interest

Interest expense incurred for the years ended December 31, 1995, 1994 and 1993 totaled $13,057,000, $7,541,000 and $5,943,000, respectively. Interest expense for 1995 and 1994 includes $4,736,000 and $4,052,000 related to the Company's debentures (Note 4). Interest paid for the years ended December 31, 1995, 1994 and 1993 totaled $11,785,000, $4,764,000 and $5,868,000, respectively.

Income Taxes

The Company has elected to be taxed as a REIT. As a REIT, the Company is generally not subject to income taxes. To maintain its REIT status, the Company is required to distribute annually as dividends at least 95% of its REIT taxable income, as defined by the Internal Revenue Code, to its shareholders, and also to satisfy certain other requirements. The Company has estimated that approximately 68% (unaudited) of the dividends paid to shareholders in 1995 represented a return of capital for income tax purposes.

Per Share Data

Per share amounts are calculated based upon weighted average common shares outstanding and common share equivalents for the year ended December 31, 1995 and the period February 18, 1994 (date of initial public offering) through December 31, 1994. Common stock equivalents include stock options which are considered dilutive for purposes of computing primary earnings per share.

The debentures, if fully converted, would require the issuance of an additional 3,036,710 common shares (Note 4). If fully converted, the net income attributable to each common share would not be diluted.

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of December 31, 1995 and 1994 and revenues and expenses for each of the three years in the period ended December 31, 1995. Accordingly, actual results could differ from those estimates in the near term.

Reclassifications

Certain financial statement amounts have been reclassified to conform to the current year presentation.

                          PACIFIC GULF PROPERTIES INC.

2. REAL ESTATE ASSETS

The Company's multifamily and industrial portfolio consists of the following at December 31:

                                                   1995              1994
                                               ------------------------------
Multifamily properties
   Land                                        $ 45,785,000      $ 28,001,000
   Buildings                                    141,997,000        95,942,000
                                               ------------------------------
                                                187,782,000       123,943,000
Accumulated depreciation                        (11,903,000)      (10,237,000)
                                               ------------------------------
                                                175,879,000       113,706,000
                                               ------------------------------

Industrial properties
   Land                                          29,226,000        19,088,000
   Buildings                                     83,145,000        67,565,000
                                               ------------------------------
                                                112,371,000        86,653,000
Accumulated depreciation                         (9,558,000)       (6,902,000)
                                               ------------------------------
                                                102,813,000        79,751,000
                                               ------------------------------

Total
   Land                                          75,011,000        47,089,000
   Buildings                                    225,142,000       163,507,000
                                               ------------------------------
                                                300,153,000       210,596,000
Accumulated depreciation                        (21,461,000)      (17,139,000)
                                               ------------------------------
                                               $278,692,000      $193,457,000
                                               ==============================


Multifamily Properties

At December 31, 1995, the Company owns and operates 21 multifamily properties containing 3,945 apartment units located in Southern California and the Pacific Northwest. During 1995, the Company disposed of four multifamily properties comprising its entire Texas portfolio (Note 8). Additionally, the Company purchased a multifamily property containing 368 apartment units located in the Pacific Northwest.

Industrial Properties

At December 31, 1995, the Company owns and operates ten industrial properties, containing an aggregate of 2,902,000 leasable square feet located in Southern California and in the state of Washington. In 1995, the Company purchased an industrial property in the state of Washington containing approximately 475,000 leasable square feet.

                          PACIFIC GULF PROPERTIES INC.

Industrial Properties (continued)

The Company's industrial properties are leased to tenants under operating leases with terms ranging from 1 to 5 years. The minimum future lease payments to be received from noncancelable industrial leases for each of the next five years ending December 31 and thereafter, are as follows:

       1996                          $10,435,000
       1997                            6,327,000
       1998                            4,689,000
       1999                            3,144,000
       2000                            2,349,000
       Thereafter                              -
                                     -----------

                                     $26,944,000
                                     ===========

3. LOANS PAYABLE

Loans payable consist of mortgage notes and a revolving line of credit at December 31 as follows:

                                         1995              1994
                                     ----------------------------
Mortgage notes                       $133,678,000     $30,333,000
Revolving line of credit               16,169,000      39,147,000
                                     ----------------------------

                                     $149,847,000     $69,480,000
                                     ============================

Mortgage notes payable at December 31, 1995 consist of conventional mortgage notes and tax-exempt mortgage notes totaling $108,828,000 and $24,850,000, respectively.

The Company's conventional mortgage notes consist of 19 notes at December 31, 1995 which are secured by multifamily and industrial properties, due in monthly installments and mature at various dates through September 2025. Approximately $87,477,000 or 14 conventional mortgage notes bear fixed rates of interest ranging from 7.25% to 8.74% per annum. The remaining five conventional mortgage notes include two notes payable totaling $15,101,000 which bear interest at LIBOR plus 1.5% and three other notes payable totaling $6,250,000 which bear interest based on the Federal Home Loan Bank - 11th District Rate plus 2.8%. The weighted average interest rate of the Company's conventional mortgage notes at December 31, 1995 was 7.99%. Subsequent to December 31, 1995, the Company entered into an interest rate swap agreement with a bank which fixes the interest rate at 7.35% for five years on one of the variable rate mortgage notes in the amount of $11,500,000, commencing July 1, 1996. During the year ended December 31, 1995, the LIBOR rate ranged from 5.69% to 6.19% and was 5.69% at December 31, 1995.

                          PACIFIC GULF PROPERTIES INC.

The Company's tax-exempt mortgage notes consist of five notes totaling $24,850,000 at December 31, 1995 which are secured by multifamily properties and bank letters of credit. The Company makes monthly interest payments on these notes to a trustee who in turn pays the bondholders when interest is due. The tax-exempt mortgage notes provide for floating interest rates, which adjust weekly or monthly based on applicable indices. These floating interest rates which ranged from 3.46% and 8.62% during the year ended December 31, 1995 were based on indices such as the Kenny Rate and the Federal Home Loan Bank - 11th District Rate. At December 31, 1995 both of these indices were 5.12%. The weighted average interest rate of the Company's tax-exempt mortgage notes at December 31, 1995 was 5.51%. The bank letters of credit mature at various dates through April 1996. The tax-exempt mortgage notes mature at various dates through 2018 and are callable should the supporting letters of credit not be replaced upon their maturity.

The revolving line of credit as of December 31, 1995, which is payable to a bank, is secured by certain of the Company's real estate properties and matures in 1997. Under the terms of this revolving bank line of credit, the Company may borrow funds up to $35,000,000 at LIBOR plus 1.75%. For the year ended December 31, 1995, the weighted average interest rate the revolving line of credit was 8.58%.

The Company's revolving line of credit agreement contains certain debt covenants. The most significant covenants, as defined in the agreement, require the Company to maintain a minimum tangible net worth, a debt coverage ratio in excess of 1.45 (measured as a four quarter trailing average) and a debt-to-total capitalization ratio of less than 80%. In addition, the revolving line of credit agreement contains a provision restricting the payment of dividends in any fiscal quarter to 92% of that quarter's Funds from Operations determined utilizing the National Real Estate Investment Trust's Old Definition of Funds From Operations. As of December 31, 1995, the Company was in compliance with all debt covenants.

Principal payments due on loans payable as of December 31, are as follows:

                      1996                $  6,692,000
                      1997                  24,279,000
                      1998                  27,491,000
                      1999                  12,228,000
                      2000                   7,022,000
                      Thereafter            72,135,000
                                          ------------

                                          $149,847,000
                                          ============

                          PACIFIC GULF PROPERTIES INC.

4. CONVERTIBLE SUBORDINATED DEBENTURES

The Company's $56,551,000 of convertible subordinated debentures are reflected in the accompanying consolidated balance sheets net of unamortized discount of $892,000 and $1,025,000 at December 31, 1995 and 1994, respectively, bear interest at 8.375% annually (payable in semiannual installments due in February and August of each year) and mature February 2001.

Debenture discount is amortized into expense producing an effective interest rate of 8.76%. Costs incurred by the Company to issue the debentures were capitalized and included in other assets. Deferred debenture costs upon issuance totaled $3,006,000 of which $429,000 and $358,000 have been amortized and included in amortization of debenture discount and costs in the consolidated and combined statements of operations for the years ended December 31, 1995 and 1994, respectively.

The debentures are convertible into common shares at any time prior to maturity at a conversion rate of 53.6986 common shares per thousand dollars of debenture principal subject to certain restrictions, including ownership limits and other adjustments more fully described in the debentures' indenture agreement. In addition, the debentures are subordinate to all senior indebtedness of the Company and are redeemable by the Company, at their outstanding principal amount, at any time on or after February 15, 1999.

At December 31, 1995, the Company was in compliance with the debentures covenants which impose certain restrictions on the payment of dividends by the Company in the event of certain defaults, except when the Company is required to pay such dividends in order to maintain its REIT status.

5. BENEFIT PLANS

Share Option Plan

The Company has a share option plan (the "Share Option Plan") to provide incentives to attract and retain officers and employees. The Share Option Plan provides for grants of options to purchase a specified number of common shares, awards of restricted common shares and grants of stock appreciation rights. The total number of shares available to the Share Option Plan for such purposes is 350,000 Common Shares (45,000 of which have been reserved for awards to non-employee directors). Options for 40,500 Common Shares were granted to officers, directors and employees during 1995 with an exercise price of $15.00 per share. Options for a total of 190,050 Common Shares were granted to officers and employees effective upon the consummation of initial public offerings. The options are exercisable at the initial stock offering price of $18.25 per share and are subject to varying vesting periods. No options were exercised during 1995 and 1994.

In February of 1995, 7,296 shares of restricted stock were issued to employees as performance-based compensation. At the time the shares were issued, the market price of the stock was $13.75 per share. The shares vest over a three-year period.

                          PACIFIC GULF PROPERTIES INC.

Share Option Plan (continued)

In June of 1995, the Company issued 56,300 shares of restricted stock to certain employees to replace substantially all of its liability to those employees accrued under the existing deferred compensation agreements. Under the restricted stock program, the 56,300 shares of stock issued vest over five to twelve years and the Company's original obligation to the employees will be satisfied through dividends and targeted appreciation in the value of the shares. The value of the shares, totaling approximately $887,000 at the date of grant, is being charged to compensation expense over the vesting period with the unamortized portion reflected as outstanding restricted stock in the shareholders' equity section. At the time the shares were issued, the market price of the stock was $15.75 per share.

As of December 31, 1995, the unamortized amount of outstanding restricted stock issued to employees which will be charged to compensation expense in future periods totaled $669,000.

Retirement Income Plan

The Company has a defined benefit retirement plan for year-round employees who are at least 21 years of age with one or more years of service. Plan assets consist of investments in a life insurance group annuity contract. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with federal requirements that are imposed by law. The Company assumed, in conjunction with the establishment of it's Retirement Income Plan, the retirement plan obligations attributable to employees associated with the Predecessor Multifamily and Industrial Operations who were previously employed by Realty. The information set forth below relates to the Company's retirement income plan.

The Company's net periodic pension cost includes amortization of past service cost over a remaining period of 27 years. Based upon actuarial valuation dates as of December 31, 1995 and 1994, the present values of accumulated plan benefits were $459,000 and $436,000 (calculated using a discount rate of 7.5 percent), respectively, and the plan's net assets available for benefits were $400,000 in 1995 and $385,000 in 1994.

                          PACIFIC GULF PROPERTIES INC.

Retirement Income Plan (continued)

The Company's net periodic pension cost for the year ended December 31, 1995 and for the period February 18, 1994 through December 31, 1994 included the following components:

                                                           1995          1994
                                                         ----------------------
Service cost                                             $ 64,000      $ 33,000
Interest cost on projected benefit obligation              41,000        35,000
Expected return on plan assets                            (34,000)      (23,000)
Amortization of unrecognized prior service costs
 and unrecognized net obligation                            8,000         6,000
                                                         ----------------------

Net periodic pension cost                                $ 79,000      $ 51,000
                                                         ======================


The following table sets forth the funded status of the Company's retirement income plan and the related amounts recognized in the December 31, 1995 and 1994 consolidated balance sheets:

Actuarial present value of accumulated benefit obligations as of December 31:

                                                                          1995           1994
                                                                       ------------------------
Vested                                                                 $ 417,000      $ 413,000
Nonvested                                                                 42,000         23,000
                                                                       ------------------------
                                                                         459,000        436,000

Additional amounts related to projected future compensation levels       199,000        164,000
                                                                       ------------------------
Total actuarial projected benefit obligations for service rendered       658,000        600,000
Plan assets at fair value as of December 31                              490,000        385,000
                                                                       ------------------------
Projected benefit obligations in excess of plan assets                  (168,000)      (215,000)
Unrecognized net actuarial gain from difference in actual
 experience from that assumed                                            (18,000)         6,000
Initial unrecognized transition obligation being recognized over
 27 years                                                                181,000        188,000
Additional minimum liability                                                -           (30,000)
                                                                       ------------------------
Accrued pension liability                                              $  (5,000)     $ (51,000)
                                                                       ========================

                          PACIFIC GULF PROPERTIES INC.

Retirement Income Plan (continued)

       Assumptions used in determining the status of the Company's retirement income plan are as follows:

       Weighted average discount rate                    7.5%
       Weighted average rate of increase in
        compensation levels                              5.0%
       Expected long-term rate of return on
        plan assets                                      8.5%

Deferred Compensation Agreements

At December 31, 1994, the Company had defined benefit deferred compensation agreements which provided selected management employees with a fixed benefit at retirement. The plan benefits were based primarily on years of service and qualifying compensation during the final years of employment. In conjunction with its initial public offerings, the Company assumed the deferred compensation obligations attributable to employees who were previously employed by Realty. During 1995, the deferred compensation agreements were substantially replaced with restricted stock. (See "Share Option Plan.")

6. CONSOLIDATED REAL ESTATE PARTNERSHIP

In August 1995, the Company formed PGP Inland Communities, L.P., a Delaware limited partnership (the "Partnership") for the purpose of acquiring and operating 11 multifamily properties consisting of 1,368 apartment units located in Southern California (the "Properties") which were contributed by unrelated parties. In exchange for contributing the Properties to the Partnership, the unrelated parties received limited partnership units representing an ownership interest of approximately 22%. The Company is the sole general partner in the Partnership and holds an ownership interest of approximately 78%. The terms of the Partnership agreement provide that all net income (and cash flow) from the Properties are to be allocated (distributed) to the Company until the Properties have achieved a threshold net operating income of $6,200,000 for any given year, and cumulatively for all prior years. The Partnership's results of operations in 1995 have been fully allocated to the Company.

                          PACIFIC GULF PROPERTIES INC.

6. CONSOLIDATED REAL ESTATE PARTNERSHIP (continued)

Condensed financial information for the Partnership as of December 31, 1995 and for the period August 16, 1995 (inception) through December 31, 1995 follows:

Real estate assets (multifamily properties)
  Land                                                  $19,827,000
  Buildings                                              52,149,000
                                                        -----------
                                                         71,976,000
  Accumulated depreciation                                 (442,000)
                                                        -----------
                                                         71,534,000
Cash and other assets                                       658,000
                                                        -----------
                                                        $72,192,000
                                                        ===========
Liabilities (primarily tax-exempt mortgage debt of
 $24,850,000 and mortgage notes of $30,182,000)         $56,305,000
Partners' equity
  The Company                                            12,369,000
  Minority interests                                      3,518,000
                                                        -----------
                                                         15,887,000
                                                        -----------
                                                        $72,192,000
                                                        ===========
Revenues                                                  3,722,000
Expenses (including depreciation and amortization
 of $472,000)                                             3,537,000
                                                        -----------
Net income                                              $   185,000
                                                        ===========

7. COMMITMENTS AND CONTINGENCIES

The Company's commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In the opinion of management, these matters will not have a material adverse effect on the Company's consolidated financial statements.

The current lessee of an undeveloped ten-acre parcel and of a 55,656 square foot building in one of the Company's industrial parks, has options to purchase both the ten-acre parcel and the building and land underlying the building under the terms of its leases. The lessee has exercised its options under both agreements. Pursuant to the leases, as amended, the sale of these properties is required to close by July 4, 1996. If the sale closes, the anticipated sales prices for the ten-acre parcel and the building are $4,500,000 and $3,195,000, respectively. Subsequent to its exercise, the lessee has proposed a restructuring of existing leases to defer the purchase and continue leasing the properties. Current annual rentals received from the existing leases are approximately $721,000 and $278,000, respectively.

                          PACIFIC GULF PROPERTIES INC.

8. GAIN ON SALE OF PROPERTIES

In November 1995, the Company sold its Texas apartment portfolio to four entities controlled by the same buyer. The Texas apartment portfolio consisted of four properties containing 1,085 apartment units in San Antonio, Austin and Houston, and represented the Company's entire holdings in the state of Texas. The Company received consideration totaling $31,125,000: $30,125,000 in cash and four notes receivable totaling $1,000,000. The notes receivable mature in seven years, bear interest at 9%, require monthly interest-only payments and are secured by limited partnership interests in the purchasing entities. Proceeds from the sale were used to repay the mortgage notes payable secured by the Texas apartment portfolio which totaled $14,438,000 and $2,000,000 of the Company's revolving line of credit.

Gains on sales of properties are recognized by the Company when title to the real estate passes to the buyer, an adequate down payment is received, the collectibility of notes received from buyers is reasonably assured, and other conditions necessary for gain recognition have been satisfied. Accordingly, the Company recognized a gain utilizing the cost recovery method on the sale of the Texas apartment portfolio totaling $6,664,000 (net of $1,000,000 deferred gain). The deferred gain is presented as a reduction of the notes receivable in the consolidated balance sheet.

9. INITIAL PUBLIC OFFERINGS AND FORMATION TRANSACTIONS

On February 18, 1994, the Company completed its initial public offerings of 3,900,000 shares of common stock (4,008,500 shares after exercise of overallotment option) and $50,000,000 aggregate principal amount of 8.375% Convertible Subordinated Debentures ($56,551,000 after exercise of overallotment option). Prior to that date, the Company was a wholly owned subsidiary of Realty. Proceeds raised by the Company totaled $64,214,000 (net of fees and costs) from the stock offering and $55,420,000 (net of discount) from the debenture offering.

On February 18, 1994, the Company acquired the Predecessor Multifamily and Industrial Operations from Realty pursuant to a Purchase and Sale Agreement between Realty and the Company dated November 15, 1993. The Predecessor Multifamily and Industrial Operations consisted of ten multifamily properties containing 2,654 apartments and three industrial properties containing an aggregate of 185,000 leasable square feet and certain other assets and liabilities of Realty, including the Company's headquarters. In connection with the acquisitions from Realty, the Company paid $44,425,000 in cash (representing the repayment of indebtedness outstanding on Realty's lines of credit related to the Predecessor Multifamily and Industrial Operations), assumed $44,290,000 in debt and other obligations (of which $29,025,000 was repaid with proceeds from the initial public offerings) and issued 149,900 shares of common stock. In October 1994, the Company acquired Realty's interest in the partnership that owned Baldwin Industrial Park, which contains 623,000 leasable square feet of industrial space, for 559,748 shares of common stock and issued 74,671 of common stock shares to Realty as payment for the Company's corporate offices and certain other assets. (The Company also acquired the interest of the other partners in Baldwin Industrial Park for $9,760,000 of which $6,362,000 was paid in 1994.) As a result of these transactions, Realty's

                          PACIFIC GULF PROPERTIES INC.

9. INITIAL PUBLIC OFFERINGS AND FORMATION TRANSACTIONS (continued)

ownership interest in the Company was reduced to 16%. In connection with the extinguishment of $29,500,000 of mortgage indebtedness referred to above, the Company incurred nonrecurring debt repayment costs totaling $2,990,000 which have been reflected as an extraordinary item in the consolidated and combined statement of operations for the year ended December 31, 1994.

In February of 1995, the Company acquired the land underlying Baldwin Industrial Park building and improvements for $3,454,000 in cash. At the time, the Company also repaid a $889,000 loan to an unrelated third party which bore interest at 11.1% and was secured by a portion of the land. The Company's land acquisition was pursuant to an option available under the Baldwin Industrial Park partnership agreement.

As a result of the Company's acquisition of the Predecessor Multifamily and Industrial Operations, a loss of $10,974,000 was recognized by Realty relating to the formation transactions. This nonrecurring loss, which resulted in a reduction to the historical carrying value of the properties, has been reflected in the 1993 combined statement of operations relating to the Predecessor Multifamily and Industrial Operations for the year ended December 31, 1993. The properties acquired from Realty have been recorded in the Company's financial statements at Realty's historical cost basis which includes Realty's loss on the formation transactions.

The Company also entered into a one-year management agreement with Realty, as part of the formation transactions, under which the Company managed certain properties owned by Realty that were not transferred to the Company. During 1994, the Company received $61,000 from Realty as payment for services performed thereunder, which is shown in the consolidated financial statements as a reduction of general and administrative expense. The Company terminated the agreement in November 1994.

                          PACIFIC GULF PROPERTIES INC.

10. SELECTED QUARTERLY DATA (UNAUDITED)

The following tables set forth the quarterly results of operations of the Company for the year ended December 31, 1995 and for the period February 18, 1994 (the date the Company commenced operations upon completion of its initial public offerings) through December 31, 1994:

                                                             1995
                                    --------------------------------------------------------
                                        First          Second         Third        Fourth
                                        Quarter        Quarter       Quarter       Quarter
                                    --------------------------------------------------------
Revenues                            $ 8,428,000     $ 8,409,000    $9,544,000    $10,710,000
Income before gain on sale of
 properties                         $   544,000     $  529,000     $  366,000    $   300,000
Gain on sale of properties          $         -     $        -     $        -    $ 6,664,000
Net income                          $   544,000     $  529,000     $  366,000    $ 6,964,000
Per common share data:
  Income before gain on sale
   of properties                    $       .11     $      .11     $      .08    $       .05
     Net income                     $       .11     $      .11     $      .08    $      1.44

                                                              1994
                                    --------------------------------------------------------
                                      February 18
                                       through         Second         Third        Fourth
                                    March 31, 1994     Quarter       Quarter       Quarter
                                    --------------------------------------------------------
Revenues                            $ 2,733,000     $ 6,072,000    $6,838,000    $ 8,214,000
Income before extraordinary
 item                               $   458,000     $   854,000    $  794,000    $   567,000
Extraordinary item -
 extinguishment of debt             $(2,990,000)    $         -    $        -    $         -
Net income (loss)                   $(2,532,000)    $   854,000    $  794,000    $   567,000
Per common share data:
  Income before
   extraordinary item               $       .11     $      .21     $      .19    $       .12
  Net income (loss)                 $      (.61)    $      .21     $      .19    $       .12

                                                                   SCHEDULE III
                                                                   PAGE 1 OF 2

                                PACIFIC GULF PROPERTIES INC.
                         REAL ESTATE AND ACCUMULATED DEPRECIATION

                                    DECEMBER 31, 1995
                                        (IN $000s)

                                                                   COSTS
                                                                CAPITALIZED
                                             INITIAL COST      SUBSEQUENT TO
                                              TO COMPANY        ACQUISITION    GROSS AMOUNTS AT WHICH CARRIED AT CLOSE OF PERIOD
                                       ---------------------     LAND AND      --------------------------------------------------
                                               BUILDINGS AND     BUILDING               BUILDINGS AND                ACCUMULATED
DESCRIPTION            ENCUMBRANCES      LAND   IMPROVEMENTS    IMPROVEMENTS     LAND   IMPROVEMENTS       TOTAL     DEPRECIATION
- -----------            ------------    ------- -------------   -------------   -------  -------------     --------   ------------
Multifamily Properties
  California
    Laguana Hills          $  4,787    $ 1,798      $  5,981         $   409   $ 1,798      $   6,390     $  8,188        $   231
    Santa Ana(h)             11,932      6,985        18,581             834     6,985         19,415       26,400          4,895
    Santa Ana(h)                 --      1,488         5,764             813     1,488          6,577        8,065            299
    Covina                    1,310        558         1,466              19       569          1,485        2,054             12
    Diamond Bar               8,865      3,958         8,048             104     4,034          8,152       12,186             68
    San Dimas                 3,733      1,695         3,520              39     1,727          3,559        5,286             30
    West Covina               9,170      3,856         9,848             124     3,930          9,972       13,902             82
    San Dimas                 5,897      2,390         6,123              90     2,436          6,213        8,649             52
    San Dimas                 1,207        432         1,312              20       440          1,332        1,772             11
    Ontario                   6,700      2,273         5,626              68     2,316          5,694        8,010             47
    Ontario                   7,690      2,654         5,671              60     2,705          5,731        8,436             47
    San Dimas                 5,670      1,306         5,448              48     1,331          5,496        6,827             46
    Ontario                   1,830        322         2,232              24       326          2,236        2,582             18
    Ontario                   2,960        385         3,223              33       391          3,235        3,646             29
  Washington
    Burien(i)                14,914      1,419         7,176              20     1,419          7,196        8,615          1,040
    Burien                    3,336        956         4,836               5       956          4,841        5,797            701
    Everett(i)                   --      3,254         7,171              34     3,254          7,205       10,459          1,494
    Everett(i)                   --      3,181         6,994              18     3,181          7,012       10,193          1,449
    Kent(d)                      --      2,635        10,709             244     2,635         10,953       13,588            438
    Federal Way(d)(e)            --      2,876         9,646              64     2,895          9,710       12,605             21
  Oregon
    Beaverton                 7,310        970         9,180             372       970          9,552       10,522            893
                           --------    -------      --------         -------   -------      ---------     --------        -------
Total Multifamily            97,311     45,391       138,555           3,442    45,785        141,997      187,782         11,903
                           --------    -------      --------         -------   -------      ---------     --------        -------
Industrial Properties
  California
    Baldwin Park             11,975        999        27,878           7,344(    4,453         31,868       36,321          6,612
    Garden Grove(d)              --      4,230         4,564             230     4,230          4,794        9,024            189
    Ontario                   6,943      5,310        10,801              49     5,310         10,850       16,160            518
    Rancho Cucamonga(d)          --      1,610         8,196             268     1,610          8,464       10,074            471
    Rancho Cucamonga          1,000      1,666         3,367             110     1,666          3,477        5,143             95
    Vista(d)                     --      3,465         7,896             333     3,465          8,229       11,694            418
  Washington
    Seattle                   4,684      1,808         4,637             149     1,808          4,786        6,594          1,233
    Tukwila(e)               11,765      6,684        10,677             106     6,684         10,677       17,361             22
                           --------    -------      --------         -------   -------      ---------     --------        -------
Total Industrial             36,367     25,772        78,016           8,589    29,226         83,145      112,371          9,558
                           --------    -------      --------         -------   -------      ---------     --------        -------
Total Portfolio            $133,678    $71,163      $216,571         $12,031   $75,011       $225,142     $300,153        $21,461
                           ========    =======      ========         =======   =======      =========     ========        =======









                                                           Maximum
                                                        Life on Which
                                                       Depreciation in
                                                        Latest Income
                              Date of        Date       Statement is
Description                Construction    Acquired       Computed
- -----------                ------------    --------    --------------
Multifamily Properties
  California
    Laguna Hills               1994          1994         40 Years
    Santa Ana(h)               1972          1994         33 Years
    Santa Ana(h)               1990          1994         40 Years
    Covina                     1977          1995         40 Years
    Diamond Bar                1978-79       1995         40 Years
    San Dimas                  1979          1995         40 Years
    West Covina                1981          1995         40 Years
    San Dimas                  1981          1995         40 Years
    San Dimas                  1981          1995         40 Years
    Ontario                    1983          1995         40 Years
    Ontario                    1982          1995         40 Years
    San Dimas                  1984          1995         40 Years
    Ontario                    1983          1995         40 Years
    Ontario                    1985          1995         40 Years
  Washington
    Burien(i)                  1987          1994         37 Years
    Burien                     1987          1994         37 Years
    Everett(i)                 1986          1994         29 Years
    Everett(i)                 1988          1994         29 Years
    Kent(d)                    1987          1994         40 Years
    Federal Way(d)(e)       1985, 1986       1995         40 Years
  Oregon
    Beaverton                  1990          1994         38 Years

Total Multifamily

Industrial Properties
  California
    Baldwin Park               1986          1994         30 Years
    Garden Grove(d)            1979          1994         40 Years
    Ontario                    1991          1994         40 Years
    Rancho Cucamonga(d)        1990          1994         40 Years
    Rancho Cucamonga           1981          1994         40 Years
    Vista(d)                   1990          1994         40 Years
  Washington
    Seattle                1968, 1981        1994         24 Years
    Tukwila(e)              1975-1979        1995         40 Years

Total Industrial

Total Portfolio

                                Schedule III
                                Page 2 of 2

                        PACIFIC GULF PROPERTIES INC.
                 REAL ESTATE AND ACCUMULATED DEPRECIATION

                              December 31, 1995
                                  (in $000s)

                                                                                   1995            1994            1993
- - --------------------------------------------------------------------------------------------------------------------------
(a)     The changes in total real estate for the years ended
        December 31, 1995, 1994, and 1993 are as follows:

        Balance at beginning of period                                             $210,596        $106,601        $102,218
        Acquisition of Baldwin Park(f)                                                7,228          28,877              --
        Acquisition of PGP Inland portfolio                                          73,718              --              --
        Other acquisitions and improvements(e)                                       32,717          75,500          15,323
        Sale of Texas multifamily portfolio(g)                                      (24,106)             --              --
        Reduction in carrying value of Predecessor's properties(c)                       --              --         (10,862)
        Other                                                                                          (382)            (78)
                                                                                   --------        --------        --------
        Balance at end of period                                                   $300,153        $210,596        $106,601
                                                                                   ========        ========        ========

(b)     The changes in accumulated depreciation for the years ended
        December 31, 1995, 1994 and 1993 are as follows:

        Balance at beginning of period                                             $ 17,139        $  8,903        $  6,304
        Additions -- depreciation expense                                             5,908           3,745           2,719
        Accumulated depreciation Baldwin Park at date of acquisition                     --           4,873
        Retirements -- Texas multifamily portfolio(g)                                (1,586)             --              --
        Other                                                                                          (382)           (120)
                                                                                   --------        --------        --------
        Balance at end of period                                                   $ 21,461        $ 17,139        $  8,903
                                                                                   ========        ========        ========

(c) Excludes $112 relating to the Company's corporate offices acquired from Realty which is included in other assets.

(d) These properties collateralize borrowings under the Company's revolving bank line of credit which has an outstanding balance of $16,169 as of December 31, 1995.

(e) During 1995, the Company purchased two new properties including a multifamily property located in Federal Way, Washington and an industrial property located in Tukwila, Washington.

(f) Includes $3,954 of costs relating to the purchase of land at Baldwin Park (Note 9).

(g)     During 1995, the Company disposed of its Texas apartment portfolio
        (Note 8).

(h) These properties collateralize borrowings under the same mortgage note payable totaling $11,932.

(i) These properties collateralize borrowings under the same mortgage note payable totaling $14,914.